Exhibit 99.1

PRESS RELEASE

Gulfstream International Airlines Announces Aircraft Sales, Capacity

Adjustments and New Cleveland Flying.

FT. LAUDERDALE, July 2, 2008 – Gulfstream International Airlines, Inc. (the “Airline”), a subsidiary of Gulfstream International Group, Inc. (“Gulfstream”) (AMEX: GIA), today announced plans to reduce capacity within its Florida-based route system as well as add new flights from Cleveland to several markets operated under the Department of Transportation’s Essential Air Service program.

The capacity reductions will come as a result of implementing Gulfstream’s previously-announced plan to sell the Airline’s eight (8) EMB-120 30-passenger aircraft. The Airline expects to complete the sale of seven (7) of the aircraft by August 15, 2008, pursuant to an Aircraft Purchase and Sale Agreement entered into on June 26, 2008. The Airline is in the process of negotiating a sale of the eighth aircraft and anticipates its sale in the near future. The Airline expects to have all EMB-120’s out of service by August 1, 2008. The sale of the fleet of EMB-120 aircraft is expected to result in the elimination of approximately $7.3 million of long-term debt and improve Gulfstream’s cash position by approximately $4.0 million.

David Hackett, President and Chief Executive Officer of Gulfstream, explained that the capacity reductions are being driven primarily by the unprecedented increase in fuel costs. Mr. Hackett stated “In order to survive this very difficult environment, our plans are based upon operating only in those markets and at frequencies that we believe can provide for sustained profitability with oil prices exceeding $140 per barrel. In addition, we believe that concentrating on a single fleet type, the Beechcraft 1900D regional airliner, will improve our overall operating efficiency and lower costs.”

In conjunction with reduced capacity in its Florida-based route system, Gulfstream is announcing the addition of several new routes from Continental Airlines’ hub in Cleveland, Ohio. Effective September 3, 2008 the Airline will inaugurate service from Cleveland to DuBois, Pennsylvania; Franklin/Oil City, Pennsylvania; and Greenbrier/Lewisburg/White Sulphur Springs, West Virginia. These flights will be available for sale effective July 12, 2008. Additionally, the Airline will add service from Cleveland to Bradford, Pennsylvania and Jamestown, New York effective October 1, 2008. These flights will be available for sale effective July 26, 2008.

All of the new routes will be flown under the Airline’s “Continental Connection” affiliation with Continental Airlines. Under this arrangement, the Airline coordinates pricing and schedules with Continental Airlines. The Airline’s passengers enjoy a seamless travel experience as through ticketing and baggage transfer is offered. The Airline’s passengers may participate in the Continental OnePass Frequent Flyer program and may book their flights and select their seats via Continental’s website, www.Continental.com.

“Gulfstream is delighted to bring Continental Connection service to the communities of DuBois, Franklin, Lewisburg, Bradford and Jamestown. We are tremendously excited to expand our relationship with Continental Airlines from its Cleveland hub. We look forward to expanding our base of operation outside of Florida and the Bahamas. We believe that all of these communities will benefit from our convenient and reliable service,” said Mr. Hackett.

About Gulfstream International Group, Inc.

Gulfstream International Group, Inc. is a holding company that operates two independent subsidiaries: Gulfstream International Airlines, Inc. and Gulfstream Training Academy, Inc. (the “Academy”). Gulfstream International Airlines, Inc. is a Fort Lauderdale, Florida-based commercial airline currently operating more than 200 scheduled flights per day, serving eleven destinations in Florida and ten destinations in the Bahamas. The Academy provides flight training services to licensed commercial pilots. For more information on the company, visit the company’s website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: our business strategy; our value proposition; the market opportunity for our services, including expected demand for our services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expense to our customers; certain projected financial obligations; our estimates regarding our capital requirements; and any of our other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions, are forward-looking statements. These statements relate to future events or our future financial performance and only reflect management’s expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in our relationships with employees or code share partners; availability and cost of funds for financing new aircraft and our ability to profitably manage our existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and our operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in Gulfstream's filings with the Securities and Exchange Commission, including Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the Year Ended December 31, 2007.

Contact: Robert M. Brown, Chief Financial Officer, (954) 985-1500 (x236).